Exhibit B

LOCK-UP AGREEMENT

April 4, 2022

Westrock Coffee Holdings, LLC
100 River Bluff Drive, Suite 210
Little Rock, Arkansas 77202

Re:	Lock-Up Agreement

Ladies and Gentlemen:

This letter agreement is being delivered pursuant to that certain Transaction Agreement (the “Transaction Agreement”), dated as of April 4, 2022, by and among Riverview Acquisition Corp., a Delaware corporation, Westrock Coffee Holdings, LLC, a Delaware limited liability company (“PubCo”), Origin Merger Sub I, a Delaware corporation and Origin Merger Sub II, LLC, a Delaware limited liability company. Capitalized terms used herein and not defined herein shall have such meanings as set forth in the Transaction Agreement.

As a result of the Transaction Agreement, the undersigned (“Holder”) shall be, the owner of record, or beneficially of, certain (i) shares of Common Stock, par value $0.01 per share of PubCo (the “PubCo Common Stock”), (ii) shares of Series A Preferred Stock, par value $0.01 per share of PubCo, or (iii) securities exercisable for PubCo Common Stock (collectively, the “Lock-Up Shares”). PubCo and the Holder are collectively referred to herein as the “Parties” and individually as a “Party.”

In consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Holder and PubCo agree as follows:

1.     Except as otherwise set forth in this letter agreement or with the prior written consent of PubCo, Holder shall not Transfer any Lock-Up Shares until the earliest of (a) 365 days after the Closing, (b) the date on which the last sale price of the PubCo Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing and (c) the date on which PubCo completes a subsequent transaction involving a consolidation, merger or similar transaction that results in (x) a change in the majority of PubCo’s board of directors or (y) holders of voting securities of PubCo immediately prior to the consummation of such transaction retaining less than 50% of the voting securities of the entity resulting from such transaction (the “Lock-Up Period”). “Transfer” means the (x) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to, any security, (y) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (z) public announcement of any intention to effect any transaction specified in clause (x) or (y).

2.     Notwithstanding Paragraph 1, Holder shall be permitted to Transfer certain of Holder’s Lock-Up Shares during the Lock-Up Period as follows:

(a)  as a bona fide gift or charitable contribution;

(b)  by will or intestate succession to a legal representative, heir, beneficiary or a member of the immediate family (as defined below) of Holder;

(c)  to limited partners, co-investors, members, beneficiaries (or the estates thereof) or stockholders of Holder;

(d)  to any immediate family of Holder (“immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin);

(e)  to any trust for the direct or indirect benefit of Holder or the immediate family of Holder, so long as the Holder or such immediate family of Holder retains control of such trust;

(f)  to any corporation, partnership, limited liability company, trust or other entity that controls, or is controlled by or is under common control with, Holder or the immediate family of Holder;

(g)  by operation of law, such as pursuant to a qualified domestic order, court order or an order of a regulatory agency, divorce settlement, divorce decree or separation agreement; or

(h)  pursuant to a bona fide third party tender offer, merger, consolidation, equity purchase or other similar transaction or series of related transactions involving a change of control of PubCo (including, without limitation, entering into any lock-up, voting or similar agreement pursuant to which Holder may agree to Transfer Lock-Up Shares in connection with such transaction or series of related transactions, or vote any Lock-Up Shares in favor of such transaction or series of related transactions); provided, that in the event such transaction or series of related transactions is not completed, the Lock-Up Shares shall remain subject to the restrictions contained in this letter agreement;

provided, that any such Transfer pursuant to the above clauses shall not involve a disposition for value; provided, further, with respect to any such Transfer  above, (1) each donee, trustee, distributee, or transferee, as the case may be, shall execute a joinder to this letter agreement evidencing such donee’s, trustee’s, distributee’s, or transferee’s agreement to become a party hereto and be bound by and subject to the terms and provisions of this letter agreement to the same effect, and (2) no filing by any party under the Exchange Act or other public announcement shall be made (including voluntarily) in connection with such Transfer except as otherwise compelled to do so or is required to do so to comply with applicable law or legal process or any request by or from a Governmental Entity or the rules of any securities exchange or the rules and regulations of any “self regulatory organization” as defined in Section 3(a)(26) of the Exchange Act or any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market.

3.     In addition, the restrictions in Paragraph 1 shall not apply to:

(a)  the exercise (including by net or cashless exercise) of stock options granted pursuant to PubCo’s equity incentive plans or warrants or any other securities existing as of the date hereof, which securities are convertible into or exchangeable or exercisable for PubCo Common Stock; provided, that such restrictions shall apply to any shares of PubCo Common Stock issued upon such exercise, exchange or conversion;

(b)  the Transfer or surrender to PubCo of any shares of PubCo Common Stock to cover tax withholdings upon a vesting event or settlement, as applicable, of any equity award under any of PubCo’s equity incentive plans; provided, that the underlying shares of PubCo Common Stock shall continue to be subject to the restrictions set forth in this letter agreement;

(c)  the Transfer of any shares of PubCo Common Stock purchased by Holder on the open market following the date hereof;

(d)  Transfer of shares of PubCo Common Stock to PubCo pursuant to any contractual arrangement that provides PubCo with an option to repurchase such shares of PubCo Common Stock in connection with the termination of Holder’s employment with PubCo, as applicable; and

(e)  the establishment or modification of any contract, instruction or plan (a “Plan”), if permitted by PubCo (such permission not to be unreasonably withheld, conditioned, delayed or applied asymmetrically to the undersigned as compared to any other employee of PubCo), that satisfies all of the applicable requirements of Rule 10b5-1 of the Exchange Act; provided that the securities subject to the Plan may not be sold until the end of the Lock-Up Period (except to the extent otherwise allowed hereunder).

4.     If any Transfer is made or attempted contrary to the provisions of this letter agreement, such purported Transfer shall be null and void ab initio, and PubCo shall refuse to recognize any such purported transferee of the applicable Lock-Up Shares as one of its equity holders for any purpose.

5.    To the extent that PubCo provides consent or notice to any holder of PubCo shares (or securities exercisable for PubCo shares) who is party to any lock-up agreement entered into in connection with the transaction contemplated by the Transaction Agreement that it will waive the restrictions on Transfer for all or any portion of such holder’s shares, then PubCo agrees to simultaneously waive the restrictions on Transfer under this Agreement for the same percentage of Holder’s Lock-up Shares (e.g., if PubCo waived the restrictions on Transfer for 10% of any other holder’s shares, then PubCo would waive the restrictions on Transfer for 10% of Holder’s Lock-up Shares). PubCo will provide prompt written notice of any waiver pursuant to this paragraph 4 to Holder (and in any event, in advance of the effective time of such waiver). Notwithstanding the foregoing, this paragraph 4 shall not apply to: (i) any waivers pursuant to paragraph 1 for reasons of a personal emergency or hardship affecting any holder as determined by the Board of Directors of PubCo in good faith or (ii) any waivers of the lock-up provisions in the PubCo bylaws.

6.     During the Lock-Up Period, each certificate (if any) or book-entry evidencing any Lock-Up Shares owned by the Holder shall be stamped or otherwise imprinted or legended with a legend in substantially the following form, in addition to any other applicable legends:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF APRIL 4, 2022, BY AND AMONG WESTROCK COFFEE COMPANY (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS IT MAY BE AMENDED FROM TIME TO TIME. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.

7.     This letter agreement shall be effective upon consummation of the Transactions contemplated by the Transaction Agreement and shall terminate on the date on which Holder no longer holds Lock-Up Shares.

8.     Holder agrees and consents to the entry of stop transfer instructions with PubCo’s transfer agent and registrar against the Transfer of the Lock-Up Shares except in compliance with the foregoing restrictions.

9.    THIS LETTER AGREEMENT AND ALL CLAIMS OR CAUSES OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS LETTER AGREEMENT OR THE TRANSACTIONS, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

10.  Any provision of this letter agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by PubCo and the Holder.  Notwithstanding the foregoing, no failure or delay by any party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

11.   Neither this letter agreement nor any of the rights, interests or obligations hereunder shall be assignable by any Party without the prior written consent of the other Parties hereto.  Any attempted assignment of this letter agreement not in accordance with the terms of this Section 11 shall be null and void ab initio.

12.   This letter agreement shall be for the sole benefit of the parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any person, other than the parties and their respective successors and permitted assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this letter agreement. Nothing in this letter agreement, expressed or implied, is intended to, or shall be deemed to, create a joint venture.

13.  Sections 8.7 (Construction; Interpretation), 8.10 (Severability), 8.11 (Counterparts; Electronic Signatures), 8.15 (Waiver of Jury Trial), 8.16 (Submission to Jurisdiction) and 8.17 (Remedies) of the Transaction Agreement are incorporated herein by reference and shall apply to this letter agreement, mutatis mutandis.

[Signature Pages Follow]

Very truly yours,

HOLDER:

RIVERVIEW SPONSOR PARTNERS, LLC

By: RBM Riverview, LLC Its: Managing Member

By:	/s/ R. Brad Martin
Name:	R. Brad Martin
Title:	Managing Member

[Signature Page to Lock-Up Agreement]

Acknowledged and Agreed:

PUBCO:

WESTROCK COFFEE HOLDINGS, LLC

By:	/s/ T. Christopher Pledger
Name:	T. Christopher Pledger
Title:	Chief Financial Officer

[Signature Page to Lock-Up Agreement]